ERIC K. ROWINSKY JOINS ADVENTRX BOARD OF DIRECTORS

SAN DIEGO – February 25, 2008- ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that Eric K. Rowinsky, M.D., Chief Medical Officer and Executive Vice President of ImClone Systems Incorporated, will join its Board of Directors. In connection with Dr. Rowinsky’s appointment, ADVENTRX increased the size of its Board from six to seven directors.

“We are delighted to welcome Eric to our Board of Directors. He brings tremendous knowledge and expertise within the oncology field,” stated Evan M. Levine, ADVENTRX’s Chief Executive Officer and President. “We believe his experience will be an important asset as we advance our product candidates through the clinic,” added Mr. Levine.

“I’m very pleased to be joining ADVENTRX’s Board of Directors,” commented Dr. Rowinsky. “I hope my contributions help advance the development and commercialization of the Company’s product candidates, which hold significant potential to provide patients with better treatment options.”

Prior to joining ImClone Systems in 2005, Dr. Rowinsky focused his academic efforts in cancer drug development as the Director of Clinical Research and later Director of the Institute for Drug Development of the Cancer Therapy and Research Center in San Antonio and the SBC Endowed Chair for Early Drug Development from 1996 to 2005. He was also Clinical Professor of Medicine in the Division of Medical Oncology at the University of Texas Health Science Center at San Antonio from 1996 to 2006. From 1987 to 1996, Dr. Rowinsky served as an Associate Professor of Oncology at the Johns Hopkins University School of Medicine. He was a longstanding NCI principal investigator on U01 anticancer drug development grants and integrally involved in pivotal clinical and preclinical investigations which led to the development of paclitaxel, docetaxel, topotecan, irinotecan, erlotinib and gefitinib, among others.

Dr. Rowinsky is the Editor-in-Chief of Investigational New Drugs, an Associate Editor and/or Editorial Board Member of Cancer Research (Associate Editor and Reviews Editor), Clinical Cancer Research, Annals of Oncology, Cancer Biology and Therapy and several other oncology journals and has published over 270 manuscripts in both the preclinical and clinical research fields. He has also served on the Scientific Advisory Board and Project Advisory Boards of a large number of pharmaceutical and biotechnology companies and has advised and/or presented aspects of New Drug Applications to the FDA on several occasions. Dr. Rowinsky’s honors include receipt of the career development award of the American Cancer Society and the 6th Annual Emil J. Freireich Award for outstanding achievement of a young researcher in clinical cancer therapeutics. He also served on the Board of Scientific Counselors of the National Cancer Institute.

Dr. Rowinsky received his B.A. degree from New York University and his M.D. from the Vanderbilt University School of Medicine. Following his residency in internal medicine at the University of California, he completed fellowship training in medical oncology at the Johns Hopkins University School of Medicine.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on commercializing proprietary product candidates for the treatment of cancer and infectious diseases. The Company seeks to improve the performance and safety of existing treatments by addressing significant problems such as drug metabolism, bioavailability, excessive toxicity and treatment resistance. More information can be found on the Company’s web site at http://www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient capital to fund the projects necessary to meet its anticipated or stated goals and milestones; the risk that preclinical results are not indicative of the success of subsequent clinical trials and the results of pending clinical trials; the potential for ADVENTRX’s product candidates to receive regulatory approval for one or more indications on a timely basis or at all, and the uncertain process of seeking regulatory approval; other difficulties or delays in manufacturing, marketing and obtaining regulatory approval for ADVENTRX’s product candidates; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings; the market potential for ADVENTRX’s product candidates and ADVENTRX’s ability to compete in those markets; the scope and validity of patent protection for ADVENTRX’s product candidates; patent and non-patent exclusivity covering Navelbine® and Taxotere®; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Investor Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone 858-552-0866

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